Exhibit 1.1

EXECUTION VERSION

REDWOOD TRUST, INC.

Amendment No. 3 to the Distribution Agreement

August 9, 2021

Wells Fargo Securities, LLC
500 West 33rd Street, 14th Floor
New York, New York 10001

J.P. Morgan Securities LLC

383 Madison Avenue

New York, New York 10179

Credit Suisse Securities (USA) LLC

11 Madison Avenue

New York, New York 10010

JMP Securities LLC

600 Montgomery Street, Suite 1100

San Francisco, California 94111

Nomura Securities International, Inc.

Worldwide Plaza

309 West 49th Street

New York, New York 10019

Mischler Financial Group, Inc.

1111 Bayside Drive, Suite 100

Corona del Mar, CA 92625

Ladies and Gentlemen:

Reference is made to (1) the Distribution Agreement, dated November 14, 2018, as amended by Amendment No.1 thereto on May 9, 2019 and Amendment No. 2 thereto on March 4, 2020 (the “Agreement”), among Redwood Trust, Inc., a Maryland corporation (the “Company”), and Wells Fargo Securities, LLC, J.P. Morgan Securities LLC, Credit Suisse Securities (USA) LLC, Goldman Sachs & Co. LLC (“Goldman"), JMP Securities LLC and Nomura Securities International, Inc., as an agent and/or principal under any Terms Agreement (the “Pre-Termination Agents”) with respect to the issuance and sale from time to time by the Company of shares of Common Stock, par value, $0.01 per share of the Company having an aggregate Gross Sales Price of up to $175,000,000 on the terms set forth in the Agreement, and (2) the Notice of Termination of Distribution Agreement, dated the date hereof, delivered by Goldman to the Company pursuant to Section 8(b)(i) of the Agreement, whereby Goldman terminated the Agreement with respect to itself, effective as of the date hereof (each Pre-Termination Agent other than Goldman is hereby referred to as an “Agent” or collectively as the “Agents”).

In connection with the foregoing, the Company and the Agents wish to amend the Agreement pursuant to Section 18 thereof through this Amendment No. 3 to the Agreement (this “Amendment”) to remove Goldman, permit Mischler Financial Group, Inc. ("Mischler") to join the Agreement as an additional Agent and to make certain related changes to the Agreement with effect on and after the date hereof (the “Effective Date”).

SECTION 1. Definitions. Unless otherwise defined herein, capitalized terms used herein shall have the respective meanings assigned thereto in the Agreement.

SECTION 2. Joinder. Mischler hereby joins and becomes a party to the Agreement (as amended by this Amendment) as an agent and/or principal under any Terms Agreement (as defined in Section 1(a) of the Agreement) with respect to the issuance and sale from time to time by the Company, in the manner and subject to the terms and conditions described in the Agreement (as amended by this Amendment), and acknowledges and agrees to be hereby bound by and be subject to, and shall continue to be bound by and subject to, the terms and provisions of the Agreement (as amended by this Amendment). Mischler acknowledges that it has received a copy of the Agreement.

SECTION 3. Amendments.

(a)	Addressees:

(i)	The addressees on page 1 of the Agreement is amended to delete the following after the address of Credit Suisse Securities (USA) LLC and before the address of JMP Securities LLC:

Goldman Sachs & Co. LLC

200 West Street

New York, New York 10282

(ii)	The addressees on page 1 of the Agreement is amended to add the following after the address of Nomura Securities International, Inc. and before "Ladies and Gentleman":

Mischler Financial Group, Inc.

1111 Bayside Drive, Suite 100

Corona del Mar, CA 92625

(b)	Introductory Paragraph:

(i)	The definitions of "Agent" and "Agents" in the introductory paragraph on page 1 of the Agreement is amended to delete "Goldman Sachs & Co. LLC," add "and Mischler Financial Group, Inc." after "Nomura Securities International, Inc." and to replace "and" before "Nomura Securities International, Inc." with a comma.

(c)	Exhibits:

(i)	Each of the introductory paragraphs in Exhibits A, B and D of the Agreement is hereby amended to delete "Goldman Sachs & Co. LLC," add "and Mischler financial Group, Inc." after "Nomura Securities International, Inc." and to replace "and" before "Nomura Securities International, Inc." in each case with a comma.

(d)	Section 15 (Notices):

(i)	Section 15 of the Agreement is hereby amended and restated as follows (additions are indicated in bold type and underline):

All notices and other communications under this Agreement and any Terms Agreement shall be in writing and shall be deemed to have been duly given if mailed or transmitted and confirmed by any standard form of telecommunication. Notice to the Agents shall be delivered or sent to (i) Wells Fargo Securities, LLC, 500 West 33rd Street, New York, New York 10001, Attention: Equity Syndicate Department (fax: (212) 214-5918); (ii) J.P. Morgan Securities LLC, 383 Madison Avenue, New York, New York 10179, (fax: 212-622-8358), Attention: Equity Syndicate Desk; (iii) Credit Suisse Securities (USA) LLC, Eleven Madison Avenue, New York, New York 10010-3649, (fax: 212-325-4296), Attention: IBCM-Legal; (iv) JMP Securities LLC, 600 Montgomery Street, San Francisco, CA 94111, (email: syndicate@jmpsecurities.com), Attention: Equity Syndicate Department; (v) Nomura Securities International, Inc., Worldwide Plaza, 309 West 49th Street New York, New York 10019, Attention: Equity Capital Markets, Americas, email: NomuraATMExecution@nomura.com, fax: 646-587-9562 with a copy to the Head of IBD Legal, fax: 646-587-9548); and (vi) Mischler Financial Group, Inc., 1111 Bayside Drive, Suite 100, Corona del Mar, CA 92625, Attention: Capital Markets Office, email: jmaher@gtsmischler.com, fax: (203) 276-6686 with a copy to Rob Karr and Doyle L. Holmes, fax: (203) 276-6686 / (949) 720-0229; and if to the Company, shall be delivered or sent to One Belvedere Place, Suite 300, Mill Valley, California 94941, (fax: 415-381-1773), Attention: Andrew Stone, General Counsel (andy.stone@redwoodtrust.com), with a copy, which shall not constitute notice, to Latham& Watkins LLP, 650 Town Center Drive, 20th Floor, Costa Mesa, CA 92626, (fax: 714-755-8290), Attention: William J. Cernius, Esq. (william.cernius@lw.com). Notwithstanding the foregoing, Transaction Proposals shall be delivered by the Company to the Agents by telephone or email to (i) Wells Fargo Securities, LLC, 500 West 33rd Street, New York, New York 10001, Attention: Equity Syndicate Department (fax: (212) 214-5918); (ii) J.P. Morgan Securities LLC, 383 Madison Avenue, New York, New York 10179 (fax: 312-3007716), Attention: Stephanie Little; (iii) Credit Suisse Securities (USA) LLC, Eleven Madison Avenue, New York, New York 10010-3649 (telephone: 212-325-8766), Attention: Equity Capital Markets Desk; (iv) JMP Securities LLC, 600 Montgomery Street, San Francisco, CA 94111 (telephone: 415-835-8985; email: syndicate@jmpsecurities.com), Attention: Equity Syndicate Department; and Transaction Acceptances shall be delivered by the Agents to the Company by email to Collin Cochrane (email: Collin.Cochrane@redwoodtrust.com); (v) Nomura Securities International, Inc., Worldwide Plaza, 309 West 49th Street New York, New York 10019, Attention: Equity Capital Markets, Americas, email: NomuraATMExecution@nomura.com, fax: 646-587-9562 with a copy to the Head of IBD Legal, fax: 646-587-9548; and (vi) Mischler Financial Group, Inc., 1111 Bayside Drive, Suite 100, Corona del Mar, CA 92625, Attention: Capital Markets Office, email: jmaher@gtsmischler.com, fax: (203) 276-6686 with a copy to Rob Karr and Doyle L. Holmes, fax: (203) 276-6686 / (949) 720-0640.

(e)	Section 2 (Transaction Acceptances and Terms Agreements):

(i)	Section 2(h) of the Agreement is hereby amended and restated as follows (additions are indicated in bold type and underline and deletions are indicated by strikethrough):

Notwithstanding any other provision of this Agreement, the Company shall not offer, sell or deliver, or request the offer or sale, of any Shares pursuant to this Agreement (whether in an Agency Transaction or a Principal Transaction) and, by notice to each Agent given by telephone (confirmed promptly by email), shall cancel any instructions for the offer or sale of any Shares, and none of the Agents shall be obligated to offer or sell any Shares, (i) during any period in which the Company is, or could be deemed to be, in possession of material non-public information~~,~~; or (ii) ~~during the period beginning two weeks prior to the last day of Company's fiscal quarter and continuing until the date of the Company's Earnings Announcement (as defined below) for that fiscal quarter or (iii)~~ at any time from and including the date on which the Company shall issue a press release containing, or shall otherwise publicly announce, its earnings, revenues or other results of operations (an “Earnings Announcement”) through and including the time that is 24 hours after the time that the Company files a Quarterly Report on Form 10-Q or an Annual Report on Form 10-K (a “Filing Time”) that includes consolidated financial statements as of and for the same period or periods, as the case may be, covered by such Earnings Announcement, unless the Company shall first (A) prepare and deliver to the Agents (with a copy to counsel for the Agents) a Current Report on Form 8-K that includes substantially the same financial and related information that was included in such Earnings Announcement (other than any earnings projections and similar forward-looking data and officers’ quotations) (each, an “Earnings 8-K”), in form and substance reasonably satisfactory to the Agents, and, prior to its filing, obtain the written consent of the Agents to such filing (which consent shall not be unreasonably withheld), (B) provide the Agents with the officers’ certificates, opinions and letters of counsels and accountants’ letter specified in Section 6 hereof, (C) afford the Agents the opportunity to conduct a due diligence review in accordance with Section 6(f) hereof prior to filing such Earnings 8-K and (D) file (rather than furnish) such Earnings 8-K with the Commission. For purposes of clarity, the parties hereto agree that the delivery of any officers’ certificates, opinions or letters of counsel or accountants’ letter pursuant to this Section 2(h) shall not relieve the Company from any of its obligations under this Agreement with respect to any Quarterly Report on Form 10-Q or Annual Report on Form 10-K, as the case may be, including, without limitation, the obligation to deliver officers’ certificates, opinions and letters of counsel and accountants’ letters as provided in Section 6 hereof.

SECTION 4. No Further Amendment. The Agreement, as amended by this Amendment, is in all respects ratified and confirmed and all the terms, conditions, and provisions thereof shall remain in full force and effect. This Amendment is limited precisely as written and shall not be deemed to be an amendment to any other term or condition of the Agreement or any of the documents referred to therein.

SECTION 5. Governing Law. This Amendment and any claim, counterclaim, controversy or dispute of any kind or nature whatsoever arising out of or in any way relating to this Amendment, directly or indirectly, shall be governed by and construed in accordance with the laws of the State of New York.

SECTION 6. Counterparts. This Amendment may be signed in counterparts (which may include counterparts delivered by any standard form of telecommunication), each of which shall be an original and all of which together shall constitute one and the same instrument.

SECTION 7. Headings. The headings herein are included for convenience of reference only and are not intended to be part of, or to affect the meaning or interpretation of, this Amendment.

If the foregoing correctly sets forth the understanding between the Company, each of the Agents and Mischler, please so indicate in the space provided below for that purpose, whereupon this Amendment and your acceptance shall constitute a binding agreement among the Company, each of the Agents and Mischler.

Very truly yours,

REDWOOD TRUST, INC.

By:	/s/ Brooke Carillo
Name: Brooke Carillo
Title: Chief Financial Officer

[Signature Page to Amendment No. 3 to the Distribution Agreement]

Accepted and agreed as of the date first above written:

Wells Fargo SECURITIES, LLC

By:	/s/ Lear Beyer
Name: Lear Beyer
Title: Managing Director

J.P. Morgan securities llc

By:	/s/ Stephanie Little
Name: Stephanie Little
Title: Executive Director

credit suisse securities (USA) llc

By:	/s/ Craig Wilde
Name: Craig Wilde
Title: Managing Director

jmp securities llc

By:	/s/ Thomas Kilian
Name: Thomas Kilian
Title: Chief Operating Officer

Nomura securities international, inc.

By:	/s/ James Chenard
Name: James Chenard
Title: Managing Director

MISCHLER FINANCIAL GROUP, inc.

By:	/s/ Doyle L. Holmes
Name: Doyle L. Holmes
Title: President

[Signature Page to Amendment No. 3 to the Distribution Agreement]